Exhibit 99.1

128 Sidney Street, Cambridge, MA 02139                                              TEL: (617) 995-2500   FAX: (617) 995-2510

Contacts:

Investors

Carol Hausner Executive Director, Investor Relations and Corporate Communications Tel: (617) 995-2500 info@immunogen.com	Media Tony Loke Rx Communications Group, LLC Tel: (917) 322-2164 tloke@rxir.com

For Immediate Release

ImmunoGen Announces Achievement of Milestone
in Collaboration with Sanofi-Aventis

— Initiation of Clinical Testing with TAP Compound for Acute Myeloid Leukemia
Triggers $2 Million Payment to ImmunoGen —

CAMBRIDGE, MA, March 17, 2005 — ImmunoGen, Inc. (Nasdaq: IMGN) today announced that the sanofi-aventis Group has initiated clinical testing with the anti-CD33 Tumor-Activated Prodrug (TAP) compound, huMy9-6-DM4, that it licensed from ImmunoGen. This event triggers a $2 million milestone payment to ImmunoGen.

HuMy9-6-DM4 is in development for the treatment of acute myeloid leukemia. The compound comprises the engineered antibody huMy9-6, which binds specifically to the CD33 target found on acute myeloid leukemia cancer cells, and DM4, a potent cell-killing agent. ImmunoGen’s TAP technology uses tumor-targeting antibodies to deliver a proprietary cell-killing agent specifically to cancer cells. In the case of huMy9-6-DM4, the huMy9-6 antibody serves to deliver the DM4 specifically to the CD33-expressing acute myeloid leukemia cells, and the DM4 serves to kill these cells.

ImmunoGen and sanofi-aventis have a collaboration to discover, develop, and commercialize novel antibody-based anticancer products. The agreement entitles ImmunoGen to receive milestone payments upon the accomplishment of pre-defined product-related achievements plus royalties on the sales, if any, of each collaboration product. The agreement also provides ImmunoGen with research support payments of at least $50.7 million over three years, manufacturing payments, and certain co-promotion rights. Details on the study initiated by sanofi-aventis have not been disclosed.

Mitchel Sayare, Ph.D., Chairman and CEO, commented, “At the time we entered into this collaboration, the anti-CD33 TAP compound was on track for IND filing in 2004 and initiation of clinical testing shortly thereafter. We are pleased with the pace that Aventis, and subsequently, sanofi-aventis has advanced huMy9-6-DM4, and that patient dosing with this compound has begun.”

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer biopharmaceuticals. The Company’s proprietary TAP technology uses tumor-targeting monoclonal antibodies to deliver a potent cell-killing agent specifically to cancer cells. ImmunoGen is advancing its wholly-owned TAP compounds, huN901-DM1 and huC242-DM4. Centocor (a wholly-owned subsidiary of Johnson & Johnson), Biogen Idec, Genentech, sanofi-aventis, Millennium Pharmaceuticals, Inc., Boehringer Ingelheim, and Abgenix have licensed the right to develop or test TAP compounds to specific targets; ImmunoGen also has a broader collaboration with sanofi-aventis.

This press release includes forward-looking statements based on management’s current expectations. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause the Company’s actual results to differ materially from those discussed or implied in the forward-looking statements and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the outcome of the Company’s research and clinical development processes, including the anticipated clinical advancement of huN901-DM1 and huC242-DM4; the outcome of the Company’s collaboration partners’ research and clinical development processes, including the anticipated clinical advancement of partner compounds; the difficulties inherent in the development of pharmaceuticals, including uncertainties as to the timing, expense and results of preclinical studies and clinical trials; the Company’s dependence upon existing and potential collaborative partners, and the outcome of the clinical testing of TAP compounds being developed by the Company’s existing partners; uncertainty as to whether the Company’s potential products or those of the Company’s collaborators will succeed in entering human clinical trials and uncertainty as to the results of such trials; the risk that the Company and/or its collaborators may not be able to obtain regulatory approvals necessary to commercialize their product candidates; the potential development by competitors of competing products and technologies; uncertainty whether the Company’s TAP technology will produce safe, effective and commercially viable products; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004 and other reports filed with the Securities and Exchange Commission.

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